Brookline Bancorp, Inc. Announces Approval of Stock Repurchase Program

BOSTON, Feb. 4, 2016 /PRNewswire/ -- Brookline Bancorp, Inc. (the "Company")(NASDAQ: BRKL), the bank holding company for Brookline Bank, Bank Rhode Island and First Ipswich Bank, today announced that the Board of Directors has approved a stock repurchase program for the Company. The program authorizes the repurchase by the Company of up to $10 million of its total outstanding shares of common stock over a period of twelve months ending on January 31, 2017. The shares may be repurchased from time to time in the open market or negotiated transactions at prevailing market prices in accordance with federal securities laws.

About Brookline Bancorp, Inc.

Brookline Bancorp, Inc., a bank holding company with approximately $6 billion in assets and branch locations in eastern Massachusetts and Rhode Island, is headquartered in Boston, Massachusetts and operates as the holding company for Brookline Bank, Bank Rhode Island, and First Ipswich Bank. The Company provides commercial and retail banking services and cash management and investment services to customers throughout Central New England. More information about Brookline Bancorp, Inc. and its banks can be found at the following websites: www.brooklinebank.com, www.bankri.com, and www.firstipswich.com.

Carl M. Carlson
Chief Financial Officer
617-425-5331
ccarlson@brkl.com

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